Exhibit 99.1

NEWS RELEASE
Media Contact:                                Investor Relations Contact:
Michele Long                                Sheila Spagnolo
Phone (610) 251-1000                            Phone (610) 251-1000
mmlong@triumphgroup.com                        sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
FIRST QUARTER FISCAL 2017 RESULTS

First Quarter Fiscal 2017 Results

•	Net sales of $893.3 million for first quarter fiscal year 2017 reflecting the impact of new wins in Product Support and improving deliveries in Aerospace Structures

•	Operating income for first quarter fiscal year 2017 was $46.7 million, impacted by charges of $46.1 million ($0.64 per diluted share) detailed below

•
Net income for first quarter fiscal year 2017 was $19.7 million, or $0.40 per diluted share, and included the above noted charges. Excluding these charges, net income was $51.6 million, or $1.04 per diluted share

•	Cash flow utilization from operations for first quarter fiscal year 2017 was $84.0 million

•	Selected by Lockheed Martin to supply engine and structures components for F-35 Lightning II aircraft

•	Signed memorandum of understanding (MOU) with Northrop Grumman to advance high altitude long endurance unmanned aircraft system (UAS) production

•
Partnered with Spirit AeroSystems to close final issues associated with the G650 and G280 wing transaction. In addition, extended several additional contracts worth $240 million related to content on other platforms

Key Developments from ‘One Triumph’ Transformation Strategy

•	Fully staffed and launched Transformation Delivery Office (TDO) to oversee and drive our restructure and transformation efforts

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•
Appointed James McCabe as Senior Vice President and Chief Financial Officer (CFO), a proven public company CFO with over 25 years of operating and finance experience that has served in diversified industrial companies, effective August 8, 2016

•	MaryLou Thomas named executive vice president of the Aerospace Structures business unit and Michael Holtz named Vice President, Performance Excellence

•	Announced two facility consolidations totaling approximately 200,000 square feet; remain on track to complete five consolidations by end of fiscal year 2017

•	Initiated divestitures of non-core operating companies to focus our portfolio and generate cash for debt reduction and investment

•	Completed all debt restructuring activities providing flexibility to execute transformation and growth initiatives

•	Continued focus on key imperatives: delivering on customer commitments, becoming predictably profitable and driving organic growth

BERWYN, Pa. - July 28, 2016 - Triumph Group, Inc. (NYSE: TGI) today reported financial results for its first quarter of fiscal year 2017, which ended June 30, 2016.

“Triumph’s first quarter results reflected our new four business unit structure, improved cash performance, expanded revenues in Aerospace Structures due to improved deliveries and continued strong operating margins in Integrated Systems and Product Support,” said Daniel J. Crowley, Triumph’s president and chief executive officer. “While the overall earnings were below our expectations as a result of non-recurring charges taken on the strike at our Spokane facility, which has now been resolved without impacting our customers, and program execution challenges, we are retiring execution risks and incorporating the lessons learned as we move ahead on our transformation program.  We are confident that the changes we are making will help achieve predictable financial performance and sustainable value creation in the future.”

Mr. Crowley continued, “We are encouraged by our customers’ response to our One Company transformation efforts. Our growing partnership with Lockheed Martin, Northrop Grumman and Spirit AeroSystems, three key Tier 1 customers, demonstrates positive momentum entering fiscal 2017 as we focus on reducing costs, integrating our supply chain and improving on-time delivery and quality. During the first quarter, we strengthened our senior leadership team, announced two facility consolidations, initiated divestiture actions and developed a detailed operational excellence plan. We expect these actions to improve Triumph’s performance in the areas of execution, organic growth and delivering predictable profitability as part of our commitment to our shareholders, customers and employees.”

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‘One Triumph’ Transformation Strategy

Following are key accomplishments and developments from the first quarter fiscal year 2017 to drive Triumph’s transformation:

•
The Transformation Delivery Office (TDO), which will be instrumental in executing the restructure and transformation process and instilling a high performance oriented culture, has now been launched and fully staffed in critical senior positions. Michael Holtz was appointed Vice President, Performance Excellence and will lead the development and implementation of initiatives and capabilities that advance performance in program management, engineering, quality and operations across the four business units.

•	Continued to strengthen the leadership team with the announcement of James McCabe as CFO and MaryLou Thomas as executive vice president of the Aerospace Structures business unit.

•
Triumph announced the closure of two facilities totaling approximately 200,000 square feet. These consolidations will reduce the headcount by approximately 150 employees. The company remains on track to achieve its target of consolidating five total facilities in fiscal year 2017 totaling over 500,000 square feet.

•
Cost Reduction Initiatives in support of the multi-year $300 million goal were launched and continue to gain momentum impacting all operating costs elements. In connection with its emphasis on cash management and cost reductions, the company initiated a company-wide education and metrics program to drive needed improvements. The first round of Value Stream Mapping events across an initial eighteen sites are underway to support our FY17 objectives and will expand across the enterprise.

•
As part of the Triumph Operating System (TOS), the company developed an operational excellence plan that includes Continuous Improvement roadmaps for specific facilities. The roadmaps are designed to achieve fiscal year 2017 cost improvement targets and instill a culture of continuous improvement for future years.

First Quarter Fiscal 2017 Results

For the fiscal first quarter of 2017, net sales were $893.3 million and reflected organic growth driven by new wins in Product Support and improving deliveries in Aerospace Structures. Organic sales for the quarter decreased eight percent compared to the fiscal first quarter 2016 primarily due to production rate reductions on key Aerospace Structures’ programs.

Net income for the first quarter of fiscal year 2017 was $19.7 million, or $0.40 per diluted share, compared to $62.7 million, or $1.27 per diluted share, for the first quarter of the prior fiscal year. Triumph recorded pre-tax charges of $46.1 million ($0.64 per diluted share) during the fiscal first quarter of 2017. These included:

•	$15.7 million of strike costs related to the recently ratified IAM collective bargaining agreement in Spokane

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•	$14.2 million related to the memorandum of understanding (MOU) with Northrop Grumman to advance UAS production

•	$10.1 million of restructuring charges as detailed in the Q4 FY 2016 press release, of which $3.5 million were non-cash

•	$6.1 million inventory write-down associated with excess start-up costs

The prior fiscal year’s quarter included a one-time pension curtailment charge of $2.9 million pre-tax ($0.04 per diluted share). The number of shares used in computing diluted earnings per share for the first quarter of fiscal year 2017 was 49.5 million.

For the quarter ended June 30, 2016, cash flow utilization from operations was $84.0 million, which reflected continued spending on key development programs and the impact of the IAM strike and restructuring efforts.

Segment Results

As previously announced, Triumph has changed its financial reporting to more closely align with how the company manages its operations in four key business units: Integrated Systems, Aerospace Structures, Precision Components and Product Support.

Integrated Systems

Integrated Systems reported net sales of $257.4 million in the first quarter of fiscal year 2017 compared to $258.6 million in the prior year period. Organic sales for the quarter declined five percent primarily due to the timing of deliveries on key military programs and customer deferrals on commercial rotorcraft. Operating income for the first quarter of fiscal year 2017 was $48.0 million compared to $50.6 million for the prior year period, a decrease of five percent, reflecting an operating margin of nineteen percent.

Integrated Systems provides integrated solutions including design, development and support of proprietary components, subsystems and systems, as well as production of complex assemblies using external designs.

Aerospace Structures

Aerospace Structures reported net sales of $331.6 million in the first quarter of fiscal year 2017 compared to $395.1 million in the prior fiscal year period, reflecting the impact of improving deliveries. The year over year decline in sales for the quarter was sixteen percent and was primarily due to decreased production on the 747-8, G450/G550 and A330 programs. Operating income for the first quarter of fiscal year 2017 was $9.2 million, compared to $41.8 million for the prior year period and included restructuring charges of $3.1 million. The segment’s operating results for the quarter included a net unfavorable cumulative catch-up adjustment on long-term contracts of $28.0 million, which was primarily related to the UAS and A350 programs. The segment’s operating margin for the quarter was

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three percent. Excluding the charges related to the MOU with Northrop Grumman and restructuring efforts, operating margin for the first quarter of fiscal 2017 was eight percent.

Aerospace Structures supplies commercial, business and military manufacturers with large metallic and composite structures.

Precision Components

Precision Components reported net sales of $254.6 million in the first quarter of fiscal year 2017 compared to $265.1 million in the prior year period, a decrease of four percent, all of which were organic. Operating loss for the first quarter of fiscal year 2017 was ($7.8) million compared to operating income of $24.9 million for the prior year period, and included pre-tax charges totaling $26.8 million related to the IAM strike, restructuring charges and inventory write-down. Excluding these charges, operating margin for the first quarter of fiscal 2017 was seven percent.

Precision Components produces close-tolerance parts to customer designs and model-based definition, including a wide range of aluminum, hard metal and composite structure capabilities. Capabilities include complex machining, gear manufacturing, sheet metal fabrication, forming, advanced composite, interior structures and joining processes.

Product Support

Product Support reported net sales in the first quarter of fiscal year 2017 of $84.2 million compared to $74.7 million in the prior year period, all of which were organic. Sales for the quarter were thirteen percent higher than the prior year due to recent wins from existing and targeted customers resulting from the new business development organization’s efforts. Operating income for the first quarter of fiscal year 2017 was $14.1 million compared to $10.0 million for the prior year period, reflecting an operating margin of seventeen percent.

Product Support provides full life cycle solutions for commercial, regional and military aircraft. Triumph’s extensive product and service offerings include full post-delivery value chain services that simplify the MRO supply chain.

Outlook

The company updated its full year expectations, reflecting current aircraft production rates, first quarter performance and an updated assessment of program risks. Additionally, the guidance takes into consideration estimated costs associated with risk retirement initiatives on development and key programs. The company reaffirms its fiscal year 2017 revenue guidance of $3.6 to $3.7 billion and now expects its full year earnings per share to be in the range of $3.15 to $3.45 per diluted share. The company expects free cash flow utilization of approximately $100.0 million to $120.0 million and anticipates having sufficient financial flexibility to fund restructuring efforts during fiscal year 2017. This guidance does not take into account any potential divestitures that would be executed during fiscal year 2017.

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Conference Call

Triumph Group will hold a conference call today, July 28th at 8:30 a.m. (ET) to discuss the first quarter fiscal year 2017 results. The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from July 28th to August 4th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1674396.

About Triumph Group

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow, cost savings and efficiencies and organizational restructurings. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF INCOME	2016	2015

Net sales	$893,253	$959,638

Operating income	46,726	107,866

Interest expense and other	18,126	18,116
Income tax expense	8,866	27,018

Net income	$19,734	$62,732

Earnings per share - basic:

Net income	$0.40	$1.28

Weighted average common shares outstanding - basic	49,271	49,198

Earnings per share - diluted:

Net income	$0.40	$1.27

Weighted average common shares outstanding - diluted	49,536	49,314

Dividends declared and paid per common share	$0.04	$0.04

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data)

BALANCE SHEET	Unaudited	Audited
	June 30,	March 31,
	2016	2016
Assets
Cash and cash equivalents	$31,299	$20,984
Accounts receivable, net	387,375	444,208
Inventories, net of unliquidated progress payments of $99,403 and $123,155	1,355,154	1,236,190
Prepaid and other current assets	25,640	41,259
Current assets	1,799,468	1,742,641

Property and equipment, net	867,729	889,734
Goodwill	1,435,653	1,444,254
Intangible assets, net	634,690	649,612
Other, net	108,123	108,852

Total assets	$4,845,663	$4,835,093

Liabilities & Stockholders' Equity
Current portion of long-term debt	$47,087	$42,441
Accounts payable	431,063	410,225
Accrued expenses	613,693	683,208
	1,091,843	1,135,874

Long-term debt, less current portion	1,492,325	1,374,879
Accrued pension and post-retirement benefits, noncurrent	642,454	664,664
Deferred income taxes, noncurrent	60,478	62,453
Other noncurrent liabilities	620,629	662,279

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,920 and 52,460,920 shares issued; 49,516,612 and 49,328,999 shares outstanding	51	51
Capital in excess of par value	847,501	851,102
Treasury stock, at cost, 2,944,308 and 3,131,921 shares	(193,642)	(199,415)
Accumulated other comprehensive loss	(364,097)	(347,162)
Retained earnings	648,121	630,368
Total stockholders' equity	937,934	934,944

Total liabilities and stockholders' equity	$4,845,663	$4,835,093
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended
	June 30,
	2016	2015
Net Sales:
Integrated Systems	$257,356	$258,571
Aerospace Structures	331,596	395,119
Precision Components	254,561	265,141
Product Support	84,199	74,745
Elimination of inter-segment sales	(34,459)	(33,938)
	$893,253	$959,638

Operating (Loss) Income:
Integrated Systems	$47,986	$50,557
Aerospace Structures	9,163	41,797
Precision Components	(7,782)	24,906
Product Support	14,059	9,987
Corporate	(16,700)	(19,381)
	$46,726	$107,866

Depreciation and Amortization:
Integrated Systems	$10,303	$10,518
Aerospace Structures	17,962	15,933
Precision Components	14,330	14,221
Product Support	2,484	2,462
Corporate	383	400
	$45,462	$43,534

Amortization of Acquired Contract Liabilities:
Integrated Systems	$(10,337)	$(10,501)
Aerospace Structures	(18,438)	(23,778)
Precision Components	(574)	(819)
	$(29,349)	$(35,098)

Capital Expenditures:
Integrated Systems	$3,228	$3,853
Aerospace Structures	3,833	7,163
Precision Components	4,902	6,121
Product Support	630	622
Corporate	130	257
	$12,723	$18,016

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and early retirement incentives, legal settlements, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 20 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Legal settlements may be useful to investors to consider because they reflect gains or losses from disputes with third parties. We do not believe that these gains or losses necessarily reflect the current and ongoing cash earnings related to our operations.

•
Curtailments, settlements and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses (including impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

The following table shows our Adjusted EBITDA reconciled to our net income for the indicated periods (in thousands):

	Three Months Ended
	June 30,
	2016	2015
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA):
Net Income	$19,734	$62,732

Add-back:
Income tax expense	8,866	27,018
Interest expense and other	18,126	18,116
Curtailment charge	—	2,863
Amortization of acquired contract liabilities	(29,349)	(35,098)
Depreciation and amortization	45,462	43,534

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$62,839	$119,165

Net Sales #	$893,253	$959,638

Adjusted EBITDA Margin #	7.3%	12.9%

# Net Sales includes Amortization of Acquired Contract Liabilities. Since Adjusted EBITDA excludes Amortization of Acquired
Contract Liabilities, we've also excluded it from Net Sales in arriving at Adjusted EBITDA margin throughout this document.

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2016
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Integrated Systems	Aerospace Structures	Precision Components	Product Support	Corporate/Eliminations

Net Income	$19,734

Add-back:
Income tax expense	8,866
Interest expense and other	18,126

Operating Income (Loss)	$46,726	$47,986	$9,163	$(7,782)	$14,059	$(16,700)

Amortization of acquired contract liabilities	(29,349)	(10,337)	(18,438)	(574)	—	—
Depreciation and amortization	45,462	10,303	17,962	14,330	2,484	383

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$62,839	$47,952	$8,687	$5,974	$16,543	$(16,317)

Net Sales	$893,253	$257,356	$331,596	$254,561	$84,199	$(34,459)

Adjusted EBITDA Margin	7.3%	19.4%	2.8%	2.4%	19.6%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2015
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Integrated Systems	Aerospace Structures	Precision Components	Product Support	Corporate / Eliminations

Net Income	$62,732

Add-back:
Income tax expense	27,018
Interest expense and other	18,116

Operating Income	$107,866	$50,557	$41,797	$24,906	$9,987	(19,381)

Curtailment charge	2,863	—	—	—	—	2,863
Amortization of acquired contract liabilities	(35,098)	(10,501)	(23,778)	(819)	—	—
Depreciation and amortization	43,534	10,518	15,933	14,221	2,462	400

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$119,165	$50,574	$33,952	$38,308	$12,449	$(16,118)

Net Sales	$959,638	$258,571	$395,119	$265,141	$74,745	$(33,938)

Adjusted EBITDA Margin	12.9%	20.4%	9.1%	14.5%	16.7%	n/a

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs

	Three Months Ended
	June 30, 2016
	Pre-Tax	After-Tax	Diluted EPS
Income from Continuing Operations - GAAP	$28,600	$19,734	$0.40
Adjustments:
Triumph Precision Components - Strike related costs	15,701	10,834	0.22
Triumph Precision Components - Inventory write-down	6,089	4,201	0.08
Triumph Aerospace Structures - UAS program	14,200	9,798	0.20
Facility consolidation costs
Accelerated Depreciation	3,491	2,409	0.05
Restructuring	6,651	4,589	0.09
Adjusted Income from continuing operations - non-GAAP	$74,732	$51,565	$1.04

	Three Months Ended
	June 30, 2015
	Pre-Tax	After-Tax	Diluted EPS
Income from Continuing Operations - GAAP	$89,750	$62,732	$1.27
Adjustments:
Curtailment charge	2,863	1,867	0.04
Adjusted Income from continuing operations - non-GAAP	$92,613	$64,599	$1.31

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended
	June 30,
	2016	2015

Cash flow from operations, before pension contributions	$(84,035)	$(148,390)
Pension contributions	—	—
Cash used in operations	(84,035)	(148,390)
Less:
Capital expenditures	12,723	18,016
Dividends	1,981	1,971
Free cash flow available for debt reduction, acquisitions and share repurchases	$(98,739)	$(168,377)

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2016	2016
Calculation of Net Debt
Current portion	$47,087	$42,441
Long-term debt	1,492,325	1,374,879
Total debt	1,539,412	1,417,320
Plus: Deferred debt issuance costs	13,923	8,971
Less: Cash	(31,299)	(20,984)
Net debt	$1,522,036	$1,405,307

Calculation of Capital
Net debt	$1,522,036	$1,405,307
Stockholders' equity	937,934	934,944
Total capital	$2,459,970	$2,340,251

Percent of net debt to capital	61.9%	60.0%
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